Exhibit 10.8

PULMONX CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the "Agreement") is made and entered into effective as of December 10, 2014 (the "Effective Date") by and between Glendon E. French ("Executive") and Pulmonx Corporation, a Delaware corporation (the "Company").
1.    Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until terminated by either party, with or without cause, on 30 days' written notice to the other party.
2.    Duties.
(a)    Position. Executive shall be employed as the Company's President and Chief Executive Officer and will report to the Company's Board of Directors (the "Board"). Executive will be elected as a member of the Board.
(b)    Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive's employment relationship with the Company, Executive shall devote substantially all of his business time to the affairs of the Company and further agrees that he will devote a minimum of forty (40) hours per week to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement shall prevent Executive from (i) serving on the board of directors of another corporation; provided that serving on any more than two corporate boards commencing six months after the Effective Date will require the prior approval of the Board; (ii) owning equity interests of any corporation or limited liability company whose stock is listed on a national stock exchange or the Nasdaq Global Market and whose business is not competitive with the Company; or (iii) accepting speaking or presentation engagements in exchange for honoraria or serving on boards of charitable organizations. Executive will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Executive's employment.
3.    At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by the Board.
4.    Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options and other benefits described below in this Section 4.
(a)    Salary. Executive shall receive a yearly salary of $375,000. Executive's salary shall be payable in accordance with the Company's standard payroll policies. Executive's salary shall be reviewed on at least an annual basis.

(b)    Stock Options and Other Incentive Programs. Subject to approval of the Board and the amendment of the Company's 2010 Stock Plan (the "Plan") to authorize an additional 11,618,296 shares under the Plan, the Company will grant Executive (i) an option to purchase 7,094,554 shares of Common Stock of the Company, which will equal approximately 5.5% of the fully diluted capitalization of the Company (the "5.5% Option") and (ii) an option to purchase 644,960 shares of Common Stock of the Company, which will equal approximately 0.5% of the fully diluted capitalization of the Company (the "0.5% Option" and with the 5.5% Option, the "First Options"). Following the closing of the Company's next preferred stock financing (the "Financing") and subject to approval of the Board, the Company will grant Executive (i) an option to purchase the number of shares of Common Stock of the Company, which together with the shares subject to the 5.5% Option, will equal approximately 5.5% of the fully diluted capitalization of the Company (the "Second 5.5% Option") immediately following the Financing and (ii) an option to purchase the number of shares of Common Stock of the Company, which together with the shares subject to the 0.5% Option, will equal approximately 0.5% of the fully diluted capitalization of the Company (the "Second 0.5% Option") immediately following the Financing (collectively, the "Second Options"); provided that the anti-dilution protection for the Second Options will only apply with respect to the first $30 million raised in the Financing to the extent the Financing exceeds $30 million. Each of the First Options and Second Options will be issued at an exercise price equal to the fair market value per share of Common Stock on the date of grant pursuant to the Plan. The 5.5% Option and the Second 5.5% Option will vest as follows: 12/48th of the shares shall vest on the twelve-month anniversary of the Effective Date and 1/48th of the shares shall vest on the same date of each month thereafter. The 0.5% Option and the Second 0.5% Option will vest upon action of the Board or a Change of Control that represents an enterprise value for the Company that is at least $500 million. The options will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Plan and the Stock Option Agreement between Executive and the Company. Executive shall be eligible to receive such additional stock options or other equity incentives as may be determined by the Board.
(c)    Additional Benefits. Executive will be eligible to participate in the Company's employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance and a 401 (k) plan, to the extent any such plans are available to officers or employees of the Company and in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for paid time off ("PTO") leave in accordance with the policies in effect during the term of this Agreement, which will be 20 days per year, and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.
(d)    Bonus. Executive shall be entitled to participate in any bonus plan that may be adopted by the Company. With respect to calendar year 2015 and subsequent calendar years, Executive shall be eligible for a cash bonus in an amount equal to up to 40% of Executive's yearly salary upon the successful completion of specified milestones to be mutually agreed upon between Executive and the Board. The bonus plan with respect to calendar year 2015 will be completed and approved by February 17, 2015.
(e)    Reimbursement of Expenses. Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

5.    Termination of Employment and Severance Benefits.
(a)    Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:
(i)    The Company's determination in good faith that it is terminating Executive for Cause (as defined in Section 6 below);
(ii)    The date of Executive's Involuntary Termination (as defined in Section 6 below); or
(iii)    The effective date of a written notice, which effective date shall be no less than 30 days following such notice, sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company ("Voluntary Termination").
(b)    Severance Benefits.
(i)    Voluntary Termination. If Executive's employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and PTO accrued as of the date of Executive's termination of employment and Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with, and as and if permitted by such plans and policies in effect on the date of termination and in accordance with applicable law.
(ii)    Involuntary Termination. If at any time, Executive's employment terminates as a result of an Involuntary Termination, then, subject to compliance with Sections 5(b)(v) and 8 below, Executive will receive the following:
(A)    Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive's base salary rate (as in effect immediately prior to Executive's termination), for 12 months from the date of such termination of employment; and
(B)    If Executive elects to continue his medical coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the Company will reimburse the cost of COBRA coverage for Executive and Executive's eligible dependents for 12 months following the date of Executive's termination of employment with the Company (or if earlier, until Executive ceases to be eligible for COBRA).
(C)    Acceleration of Vesting. If Executive's employment terminates as a result of an Involuntary Termination that occurs within one (1) month before or twelve (12) months after a Change of Control, 100% of the shares of Common Stock of the Company subject to any stock options held by Executive shall accelerate and become fully vested; provided that the 0.5% Option and the Second 0.5% Option shall only accelerate and become fully vested upon action of the Board or in the event that the Change of Control represents an enterprise value for the Company that is at least $500 million.
(iii)    Termination for Cause. If Executive's employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and PTO accrued as of the date of Executive's termination of employment and Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with, and as and if permitted by such plans and policies in effect on the date of termination and in accordance with applicable law.
(iv)    Termination by Reason of Death or Disability. If Executive's employment terminates as a result of Executive's death or Disability, then Executive shall not be entitled to receive payment of any severance benefits. Executive or his estate or representative will receive payment(s) for all salary and PTO accrued as of the date of Executive's death or Disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with, and as and if permitted by such plans and policies in effect on the date of death or Disability and in accordance with applicable law.
(v)    Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Subsection 5(b) will be subject to Executive signing and not revoking a release of claims agreement with the Company in a form provided by the Company, and returning the release of claims agreement to the Company within the time frame set forth in the release of claims agreement (which time frame shall be consistent with the requirements of applicable law and the time frame required to ensure that the severance pay is exempt from the requirements of Section 409A (as defined below)). The release of claims agreement required for severance pay or other benefits pursuant to Subsection 5(b) creates legally binding obligations on the part of Executive and the Company therefore advises Executive to seek the advice of an attorney before signing it.
(vi)    Timing of Severance Payments. Severance pay pursuant to Subsection 5(b) will be paid, if at all, in accordance with the normal payroll practices of the Company in effect immediately prior to the Change of Control, with the first payment being paid on the Company's next regular payday following the effective date of the release of claims agreement, in an amount retroactive to the date Executive's employment terminated. If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive's designated beneficiary, if living, or otherwise to the personal representative of Executive's estate within the time frame that is consistent with the short-term deferral exception to Section 409A (as defined below).
(vii)    Restricted Activities. Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other benefits pursuant to Subsection 5(b) above, for the 12 consecutive month period immediately following the date of Executive's termination, Executive, as a condition to receipt of severance pay and benefits under Subsection 5(b), will not (i) either directly or indirectly, solicit, induce, recruit, or encourage any employee of the Company to leave his employment either for Executive or for any other entity or person, or (ii) without the express written consent of the Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity that as of the date of Involuntary Termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than 0.5% of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph.
The covenants contained in this Subsection 5(b)(vii) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Subsection 5(b)(vii). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Subsection 5(b)(vii) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.
(viii)    Exclusive Remedy. In the event of a termination of Executive's employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 5.
(ix)    Section 409A.
(A)    Notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance promulgated thereunder ("Section 409A") at the time of Executive's termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits"), that are payable within the first 6 months following Executive's termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(B)    Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of Subsection (A) above.
(C)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1 (b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of Subsection (A) above.
It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 5(c), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Subsection 5(c) will be payable either:
(i)    in full; or
(ii)    as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(c) will be made in writing by the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5(c). If a reduction in payments or benefits constituting "parachute payments" is necessary so that they do not constitute "parachute payments," reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards; cancellation of equity awards that are considered to be "contingent" upon the Change of Control transaction.
6.    Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)    "Cause" for Executive's termination will exist at any time after the happening of one or more of the following events:
(i)    Executive's engaging in any willful act of dishonesty, fraud or misrepresentation; (ii) Executive's violation of any material federal or state law or regulation applicable to the Company's business; (iii) Executive's breach of any confidentiality agreement or invention assignment agreement between Executive and the Company; or (iv) Executive being convicted of, or entering a plea of nolo contendere to, any felony
(b)    "Change of Control" of the Company means: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company's shareholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change in Control hereunder), or (ii) a sale of all or substantially all of the assets of the Company.
(c)    "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.
(d)    "Involuntary Termination" means termination of Executive's employment under the following circumstances:
(i)    termination without Cause by the Company; or
(ii)    voluntary termination by Executive within 30 days following the occurrence of one or more of the following, without Executive's consent: (i) a significant reduction of Executive's duties, position, or responsibilities relative to those in effect immediately prior to such reduction; (ii) a reduction by the Company of greater than 10% of Executive's base salary in effect immediately prior to such reduction; or (iii) Executive's relocation to a facility or a location more than 30 miles from the current headquarters office location.
Notwithstanding the foregoing, an Involuntary Termination shall not be deemed to exist pursuant to clause (ii) unless, all of the following requirements have been satisfied: (1) Executive must provide notice to the Company of his intent to assert an Involuntary Termination pursuant to clause (ii) above, within 30 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (C) of clause (ii) above; (2) the Company must fail within 30 days (the "Cure Period") from the date of such notice to remedy the conditions described in such notice; and (3) if such conditions are not remedied, Executive must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, Executive may withdraw his proposed termination or may resign with no benefits (pursuant to a Voluntary Termination described in Section 5(b)(i)).
(e)    "Section 409A Limit" means the lesser of two times: (i) Executive's annualized compensation based upon the annual rate of pay paid to Executive during the Company's taxable year preceding the Company's taxable year of Executive's termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive's employment is terminated.
7.    Confidentiality Agreement. Executive shall sign, or has signed, a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit A. Executive hereby represents and warrants to the Company that he or she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive's employment relationship with the Company.
8.    Conflicts and Authorization. Executive represents that his or her performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that he or she is entering into or has entered into an employment relationship with the Company of his or her own free will and that he or she has not been solicited as an employee in any way by the Company. The Company represents that this Agreement has been duly authorized by all appropriate corporate action and that there are no conditions to its effectiveness, and that its performance of all the terms of this Agreement will not breach its charter, bylaws, or any other agreement to which the Company is a party. The Company has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.
9.    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive's rights hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
(c)    Sole Agreement. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(d)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(f)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)    Arbitration. Executive and the Company agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein, will be subject to binding arbitration in San Mateo County, California before the Judicial Arbitration & Mediation Services ("JAMS") pursuant to its employment arbitration rules & procedures ("JAMS Rules"). The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The Company and Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Executive agree that the prevailing party in any arbitration will be awarded its reasonable attorneys' fees and costs. The Company and Executive hereby agree to waive their right to have any dispute with the other party resolved in a court of law by a judge or jury. This Section 10(h) will not prevent either party from seeking injunctive relief ( or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the agreements incorporated herein by reference.
(i)    Advice of Counsel.    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows.]

The parties have executed this Agreement the date first written above.

PULMONX CORPORATION

By:	/s/ Rodney Perkins
Rodney Perkins, M.D
Chairman of Board Directors

GLENDON E. FRENCH

By:	/s/ Glendon E. French

Address:	[Address Intentionally Omitted]

SIGNATURE PAGE TO PULMONX EXECUTIVE EMPLOYMENT AGREEMENT

EXHIBIT A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT